EXHIBIT 23.5

Date: 13 March 2023	Our ref: 036.67958-13

GoodFaith Technology Inc.

1st Floor, Building 5, Lane 55, Chuanhe Road,

Pudong New District, Shanghai,

The People’s Republic of China, 200135

Re: Consent of Ince & Co

Dear Sirs or Madams,

We, Ince & Co, have acted as the Hong Kong legal advisers to GoodFaith Technology Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), initially filed with the U.S. Securities and Exchanges Commission under the U.S. Securities Act of 1933, as amended, on July 13, 2022, relating to the initial public offering by the Company of its ordinary shares and listing of the Company’s ordinary shares on the Nasdaq Capital Market.

We hereby consent to the inclusion in the Registration Statement of our name, our view, letters, statements, opinion and/or reports, as appropriate, and all references thereto, in the form and context in which they respectively appear in the Registration Statement. We also consent to the reference to our Firm under the caption “Hong Kong counsel” in the Registration Statement.

Yours faithfully,

/s/ Ince & Co
Ince & Co